UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2016

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-35737 (Commission File Number)	94-3306718 (IRS Employer Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported by Northwest Biotherapeutics, Inc. (the “Company”), the Company ceased to be quoted on the Nasdaq Stock Market (“Nasdaq”) as of the open of trading on December 19, 2016. The Company’s common stock commenced trading on the OTCQB Market, operated by OTC Markets Group Inc., as of such time. Ceasing to be listed or quoted on Nasdaq constitutes a “Fundamental Change” and a “Make-Whole Fundamental Change” pursuant to the indenture (“Indenture”) relating to the Company’s Convertible Senior Notes (the “Notes”) that were issued in August, 2014 and are otherwise due in August, 2017. In accordance with the Indenture, the Company is making this Item 8.01 disclosure to announce the effective dates of the Fundamental Change and the Make-Whole Fundamental Change. As of the date hereof, there is $11.0 million in aggregate principal amount of Notes outstanding. Unless the parties otherwise agree, the indenture requires the Company to make an offer to repurchase the outstanding Notes within 20 business days of the Fundamental Change and then to make the repurchase of the bonds within thirty-five business days after the Company makes the offer during the twenty business day offer period. The Company is in discussions with the bond holder and with several investors potentially interested in purchasing the bonds. However, there can be no assurance that the other investors will purchase the bonds or that the Company will be able to repurchase the Notes if it is required to do so.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: December 23, 2016	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman